FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

     Jacob, M.D., Ph.D,              Leonard                        S.
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     (Last)                          (First)                      (Middle)

     InKine Pharmaceutical Company, Inc.
     Sentry Parkway West, Building 18
     1787 Walton Road
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                                    (Street)

     Blue Bell,                       PA                           19422
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    InKine Pharmaceutical Company, Inc. (INKP)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    11/2000                            |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                    [    ]  10% Owner

        [  X  ]  Officer                     [    ]  Other (specify below)
                 (give title below)

                 Chairman of the Board,
                 Chief Executive Officer

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 7. Individual or Joint/Group Reporting (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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 Common Stock                     |      11/09/00             |            M            |      10,000    |    A    |     $0.938
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 Common Stock                     |      11/09/00             |            S            |      20,000    |    D    |     $9.08
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 Common Stock                     |      11/09/00             |            S            |      32,500    |    D    |     $9.08
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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 Common Stock                     |                           |            I            |    By Spouse
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 Common Stock                     |                           |            I            |    By Spouse
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 Common Stock                     |        38,450             |            D            |
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*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

                                                                       (Over)
                                                              SEC 2270 (7/96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
                                 |                           |                         |                |
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                                 |                           |                         |                |     (A)     |    (D)
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Stock Option (Right to buy)      |     $0.938                |    11/09/00             |      M         |             |  10,000
           (FN1)                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Stock Option (Right to buy)      | (FN2)         |  10/01/08    |    Common      |   10,000            |
           (FN1)                 |               |              |    Stock       |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership  of Derivative         | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Stock Option (Right to buy)      |    15,000                    |          I                           |     By Spouse
           (FN1)                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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Explanation of Responses:

     (FN1)Pursuant to Section 16 rules, when an insider exercises an option to purchase common stock (i.e., a "derivative security"), the Reporting Person must disclose that the derivative security ceases to exist (i.e., is "disposed of") and that the Reporting Person has acquired the common stock underlying the derivative security. Section 16 Rules require such disclosure since once the Reporting Person acquires the shares of common stock which it has the right to acquire by virtue of the derivative security, the derivative security no longer exists (i.e.: the Reporting Person cannot exercise this right again and receive additional stock). Thus, the disposition of the derivative securities listed on this Table II represents the identical shares which are listed on Table I as shares acquired under the transaction code "M." (i.e., the Reporting Person no longer has the right to receive such shares since the Report Person has received such shares).

     (FN2) On October 2, 1998, the spouse of the Reporting Person was granted options to buy 25,000 shares of common stock of the Issuer. These options vest ratably over a period of four years from the date of the grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  Robert F. Apple                                    December 7, 2000
------------------------------------                    ----------------
     **Signature of Reporting Person                           Date
       Robert F. Apple
       as attorney-in-fact for
       Leonard S. Jacob, M.D., Ph.D.


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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                                                                SEC 2270 (7/96)